UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 25, 2006
BioScrip, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28740	05-0489664
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (914) 460-1600

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.01 Entry Into a Material Definitive Agreement.
On May 25, 2006 BioScrip, Inc. (the “Company”) entered into a separation agreement with Gregory H. Keane, its Executive Vice President, Chief Financial Officer and Treasurer which provides for the termination of Mr. Keane’s employment with the Company on June 9, 2006. The separation agreement, which is consistent with the terms of Mr. Keane’s current severance agreement with the Company, provides that Mr. Keane will receive a severance payment equal to one year of salary at his then current gross salary level as well as an amount equal to the average of any bonus or incentive compensation paid or payable to him for the two most recent fiscal years. In addition, Mr. Keane will receive payment for all vacation days accrued and unused through the date of termination as well as reimbursement of any COBRA premiums paid by Mr. Keane on behalf of himself and his dependents for the one (1) year period following termination. Mr. Keane has also agreed to provide consulting services to the Company on a reasonable and as needed basis following his termination. The Company has agreed to pay Mr. Keane two hundred dollars ($200) per hour for any consulting services rendered. Mr. Keane has provided a customary release and other confidentiality, non-competition and non-solicitation covenants for one year from the termination of his employment with the Company. The foregoing summary is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is filed with this report as Exhibit 10.1. A copy of the press release announcing Mr. Keane’s termination is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits. The following information is furnished as an exhibit to this Current Report:

Exhibit No.	Description of Exhibit
10.1	Separation Agreement, dated May 25, 2006, between BioScrip, Inc. and Gregory H. Keane

99.1	Press Release dated June 1, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: June 1, 2006	BIOSCRIP, INC.
	By:	/s/ Barry A. Posner
Barry A. Posner,
Executive Vice President, Secretary and General Counsel

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